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                                  EXHIBIT 10.5

                                 CITIZENS BANK
                                 MT. AYR, IOWA

                                 June 30, 2000

TO:  Daniel A. Hamann

     RE:  Chairman's Phantom Stock Long-Term Incentive Plan (the "Plan")

Dear Dan:

          This letter shall constitute an agreement between you and Citizens Bank, Mt. Ayr, Iowa (the "Bank"); shall supersede the Plan dated December 17, 1999 between yourself and Citizens Bank, Chariton, Iowa, which is to be merged into this Bank; and shall supersede the Plan dated December 17, 1999 between yourself and this Bank.

          1. OFFICE. You have been appointed Chairman of the Bank and will continue as such upon the merger into the Bank of Citizens Bank, Chariton, Iowa State Bank, Hamburg and United National Bank of Iowa, Sidney. Your base compensation will be determined and agreed from time to time.

          2. STOCK OUTSTANDING. There are 8,000 shares of common stock of Bank outstanding. An undetermined number of additional common shares will be issued upon conclusion of the merger. Other "deemed" shares are now outstanding and others may be granted in the future.

          3. PHANTOM STOCK. As of January 1, 1998 you were "deemed" to have been issued one hundred seventy-four (174) shares of common stock of Citizens Bank, Chariton, or 2% of the outstanding shares, and one hundred sixty (160) shares of common stock of this Bank, or 2% of the outstanding shares. Upon conclusion of the merger, you will be deemed to have been issued 1.2% of the shares to be outstanding upon conclusion of the merger. The Bank will maintain a record of such "deemed" shares, but no actual acquisition of such shares shall be made nor shall any shares be issued to you or on your account. You shall pay nothing for the deemed shares nor shall the Bank pay you or your beneficiaries anything therefor. Such deemed shares are solely for the purpose of calculating accruals to your account pursuant to this Agreement.

          4. EARNINGS ACCRUAL. Subject to paragraphs 5 and 6 hereof, starting as of July 1, 2000, and ending as of the end of the month preceding the month in which occurs the date of termination of your employment by Bank, the Bank shall accrue an amount payable to you which shall be equal to the total earnings per share of the Bank common shares which are deemed owned by you for a full fiscal year as if you had in fact purchased such common shares from the Bank; PROVIDED, in no event shall an amount be so accrued in excess of 50% of the base salary paid to you in such fiscal year. In calculating such earnings per share, the "deemed" common shares shall be divided into the net after tax earnings of the Bank allocable to common stock (including all "deemed" shares). Payment of cash dividends on common stock outstanding shall not affect the amount allocated to the common shares "deemed" purchased by


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you. Amounts so accrued shall not bear interest. Any partial year accruals shall be computed on an annualized basis.

          5. MINIMUM GOALS. The full accrual of earnings per deemed share in any year will be made only if both the following minimum goals are achieved: First, the net after-tax earnings of the Bank must exceed 1.3% of average daily assets of the Bank. Second, the net after-tax earnings of the Bank must exceed the prior year's net after-tax earnings by 10%; HOWEVER, if this second goal is not achieved, and the current year's earnings exceed 1% of average assets for the year, AND cumulative earnings of the Bank over the 5-year period ending with the most recent year exceed the cumulative earnings which would have resulted from 10% compound annual earnings growth over such 5-year period, then the 10% earnings growth goal will be deemed to have been met. If only one of the two goals is met, then one-half the earnings per deemed share calculated under paragraph 4 hereof shall be accrued. If neither goal is met, nothing shall be accrued. The Bank retains full discretionary right to adjust earnings for any year from those otherwise shown on the Bank's financial statements to, in its judgment, make the year's income reasonably comparable to prior years and amortize or adjust for extraordinary items. Without limitation, such adjustments may include elimination of tax benefits due to carryover deductions or credits; change in or correction of accounting methods, etc. Any such decision shall be made within 45 days after the Bank's financial statements are furnished to it by outside-auditors. If no change be so made in such time, the figures on the Bank's financial statement prepared by outside auditors, audited or unaudited, shall be used for all purposes of this Agreement, prepared under generally accepted accounting practices, including amortization of intangible assets. Should the Bank elect "S" status for federal income tax purposes, all calculations shall be made for the purposes hereof as if the Bank continued to be a "C" corporation.

          6. MINIMUM EMPLOYMENT PERIOD TO VEST. In the event your employment by Bank is terminated for reasons other than death, disability or becoming employed by a company or bank affiliated with Bank, within six months after the effective date of the merger described herein, all amounts accrued to your account after June 30, 2000 shall be forfeited. There shall be no forfeiture of amounts accrued to your account prior to July 1, 2000. An "affiliate" for these purposes shall be deemed a bank or company 25% or more of the voting stock of which is owned or controlled, directly or indirectly by or for any holder (legally or beneficially) of Bank common stock, or collectively by any spouse, parent or descendant or trust for such spouse, parent or descendent of such holder.

          7. PAYMENT ON RETIREMENT OR DISABILITY. The total amount accrued to your account pursuant to paragraph 4 hereof shall be paid to you in 120 equal monthly installments, beginning on the 31st day of January following the year in which you shall have terminated your employment with Bank, due to retirement after having attained an age of not less than 65 years or due to total and permanent disability as solely determined by the Bank (disability"). In the event of termination of employment prior to age 65 for reasons other than disability or death, the monthly payments shall begin in January of the year following the year in which you attain age 65 unless the Bank in its sole discretion elects to commence the payments at an earlier date, based on the then present value of the accrued amounts.

          8. PAYMENT ON DEATH. In the event of your death prior to age 65, the monthly payments under this Agreement shall commence in the second month following the month during which death occurred and payment shall be made to the beneficiaries designated by you in writing or, in the absence of such designation, to your spouse if such spouse survives


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you, otherwise to your estate. In the event of your death when installments from the accrual accounts have become payable because of retirement at or after age 65, or due to disability, or due to attainment of age 65 when no longer in the employment of the Bank, unpaid monthly installments shall continue to be paid to your living designated beneficiaries or, if none are so designated, to your estate. The Bank may discharge its obligations by delivery of an annuity or prepaying the present value at the current rate for ten year U.S. Government Bonds.

          9. NO TRUST. The amount credited to your account shall not be held by Bank in trust, escrow or similar fiduciary capacity and neither you nor any legal representative shall have any right against the Bank with respect to any portion of the account, except as a general unsecured creditor of the Bank.

         10. SPENDTHRIFT CLAUSE. Neither you nor any beneficiary entitled to payment hereunder shall have any right to anticipate, alienate, sell, transfer, assign or encumber any benefit or payment hereunder nor shall such rights thereto be subject to attachment or other legal process for your or a beneficiary's debts.

         11. ANTI DILUTION AND DILUTION. In the event of any common stock split or common stock dividend by which shares of common stock are issued for no new consideration, the number of shares "deemed" owned by you hereunder shall be adjusted accordingly. If new common shares are sold at more or less than the then book value (as determined under generally accepted accounting principles), or if capital is contributed to the bank without the issuance of shares, an appropriate adjustment (upward or downward) will be made to adjust the number of outstanding shares for the purpose of these calculations, as if the issued shares had been sold at book value as of the end of the calendar quarter preceding the sale, or as if shares had been issued at book value in consideration of such contributions of capital. (This paragraph shall not apply to the shares to be issued as a result of the merger contemplated herein.)

         12. TERMINATION OF PLAN. The Bank reserves the right at its sole option to terminate the Plan at the end of any fiscal year of the Bank by written notice to you prior to the end of such fiscal year, and, in such event, the deemed shares shall be cancelled and no further accruals shall be made with respect thereto. In the event of such termination, subject to paragraphs 6 and 13 hereof all amounts accrued to your account shall be vested in you.

         13.  COVENANT NOT TO SOLICIT CUSTOMERS.

              a. DURING EMPLOYMENT. During the period of your employment with the Bank, you shall not, directly or indirectly, solicit or work for existing Bank customers, or prospective customers with whom Bank is discussing a business relationship, for your own account, or for the account of one or more of Bank's competitors, with a view to providing, then or at a future date, goods or services of a nature similar to those provided by Bank.

              b. AFTER EMPLOYMENT. For a period of twenty-four (24) months following your separation from employment with Bank, voluntarily or involuntarily, with or without cause, you shall not solicit or work for, directly or indirectly, existing Bank customers with whom you actually did business and had personal contact, or prospective Bank customers with whom you actually discussed a business relationship and had personal contact, for your own account or for the account of one or more of the Bank's competitors, with a view to providing, then or at a future date, goods or services of a nature similar to those provided


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    by the Bank to those customers, or offered or presented by the Bank to those prospective customers. Termination or other separation of your employment with the Bank shall not affect the validity or enforceability of the provisions of this Covenant.

              c. SCOPE OF COVENANT. This Covenant shall apply only to the following: (1) Existing Bank customers with whom you actually did business and had personal contact; and (2) Prospective Bank customers with whom you actually discussed a business relationship and had personal contact. A prospective Bank customer is defined as any person or entity you have actively solicited during the 12-month period immediately prior to the termination of your employment with the Bank. This Covenant shall apply only to goods or services similar in nature to those offered by the Bank.

              d. VIOLATIONS. Should you violate this Covenant not to compete, any amounts otherwise due you pursuant to this Agreement shall be forfeited, and any amounts previously paid hereunder shall be refunded by you to the Bank. Bank may further exercise its rights against you or any third party, in law or in equity, in the event you solicit Bank customers in violation of this Agreement or applicable statutory provisions.

         14. TRADE SECRETS. The parties agree that the following information, without limitation, shall constitute "trade secrets" for the purposes of Iowa's Trade Secrets Act and that the Bank makes reasonable efforts to maintain the secrecy of its information:

              a. Names, addresses, telephone and fax numbers, account balances, loan balances, trust relationships, financial statements and credit reports concerning Bank customers.

              b. The Bank's pricing models for loans, deposits and other financial services.

              c. The Bank's expansion plans, whether through new geographic locations, proposed products and services, or through new means of distributions such as the internet.

              d.  The Bank's strategic and marketing plans.

         By accepting this Agreement, you agree not to disclose the Bank's trade secrets to anyone except other Bank personnel (or personnel of affiliates or vendors in ordinary course of business) in the course of your employment with Bank during or for a period of two years following termination of your employment by the Bank.

         In the event you disclose the Bank's trade secrets in violation of this Agreement, all amounts otherwise due you hereunder shall be forfeited, and any amounts previously paid hereunder shall be refunded by you to the Bank. Bank may further exercise its rights against you or any third party, in law or in equity, in the event you reveal the Bank's trade secrets in violation of this Agreement or applicable statutory provisions.

         15. NON-HIRE AGREEMENT. In the event of termination of your employment, voluntarily or involuntarily, with or without cause, you shall not, for a period of twelve (12) months following such termination, hire, seek to hire, or encourage your employer or any other person to



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hire any person who was an employee of the Bank on the date of announcement to the Bank or to any such employee of termination or the decision to terminate your employment. Further, you shall not attempt to induce any such employee to leave the employ of the Bank to work for you or any other person, firm or corporation during such period. Should you violate this non-hire agreement, any amounts otherwise due you pursuant to this Agreement shall be forfeited and any amounts previously paid hereunder shall be refunded by you to the Bank. Bank may further exercise its rights against you or any third party, in law or in equity, in the event you violate this non-hire agreement in violation of this Agreement or applicable statutory provisions.

         16. SALE/SEVERANCE. In the event of the sale of Bank, then there shall thereafter be no forfeiture under paragraph 13 of amounts otherwise due you because of your engaging in any act set forth herein if your employment by Bank was terminated: (a) involuntarily, or (b) voluntarily in the event you shall have been demoted from the position of President of the Bank or if your base salary shall have been reduced below the level at which it stood at the beginning of the year in which such sale was concluded. For these purposes, a "sale" shall be deemed to have occurred in the event that both of the following occur:

    (i) Deryl F. Hamann, his family and trusts, corporations or other entities controlled by him or his family (including descendants and spouses of descendants of Deryl F. Hamann) collectively fail to own directly, or indirectly whether through a holding company, outright or in trust, in the aggregate, at least 51% of the Voting stock of the Bank, and

    (ii) There is at least 25% ownership of Bank vested in some other person or entity.

         17. CAPTIONS. The captions of the paragraphs are for identification only and do not affect the meaning of the text.

         18. BINDING ON PARTIES. This Agreement shall be binding on and inure to the benefit of the parties hereto, their heirs, personal representatives and successors in interest.

         19. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Iowa.

         20. PRIOR PLAN. The Chairman's Phantom Stock Long-Term Incentive Plan dated December 17, 1999 with Citizens Bank, Chariton and with Citizens Bank, Mt. Ayr, shall govern all benefits to be accrued thereunder through June 30, 2000, and benefits thereafter shall be accrued hereunder. The Bank will assume obligations to you of Citizens Bank, Chariton following the merger. The Provisions of this Agreement shall determine all matters concerning the Plan, and accrued benefits.

         Please indicate your acceptance of the terms of this Agreement by signing below.

                                              CITIZENS BANK, Mt. Ayr, Iowa


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                                                  By:  /s/ John L. Hendren
                                                       --------------------
                                                           President

Accepted:

/s/ Daniel A. Hamann
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